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                                                              EXHIBIT 99.(A)(8)
PRESS RELEASE

SEAGATE TECHNOLOGY ANNOUNCES EXTENSION OF EXCHANGE OFFER FOR SEAGATE SOFTWARE COMMON STOCK

SEAGATE TECHNOLOGY, INC. (NYSE: SEG) today announced it has extended its offer to acquire from Seagate Software stockholders all outstanding shares of Seagate Software Common Stock in exchange for shares of Seagate Technology Common Stock. The offer, commenced on April 23, 1999, is now scheduled to expire at 12:00 midnight, New York City time, on June 9, 1999 unless extended.

As of 5:00 p.m., New York City time, May 28, 1999, 392,318 shares of Seagate Software Common Stock have been validly tendered into the exchange offer. These 392,318 shares of Seagate Software Common Stock would exchange into 666,548 shares of Seagate Technology Common Stock. Seagate Technology anticipates that additional eligible participants in the exchange offer may tender a significant number of additional Seagate Software shares prior to the expiration of the exchange offer.

For further information, contact:

Bill Rowley
Director of Investor Relations
Seagate Technology, Inc.
Voice: (831) 439-2371
Fax: (831) 438-2631
Email: bill-rowley@notes.seagate.com